                                                             333-_______________

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           VIISAGE TECHNOLOGY, INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

         Delaware                                         04-3320515
------------------------                    ------------------------------------
(State of Incorporation)                    (I.R.S. Employer Identification No.)

         30 Porter Road        Littleton, MA              01460
         ------------------------------------------------------------
         (Address of Principal Executive Offices, including zip code)

                 1997 Employee Stock Purchase Plan, as Amended
                 ---------------------------------------------
                           (Full title of the plan)

                              Thomas J. Colatosti
                     President and Chief Executive Officer
                           Viisage Technology, Inc.
                                30 Porter Road
                              Littleton, MA 01460
                    ---------------------------------------
                    (Name and address of agent for service)

                                (978) 952-2200
         -------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                                   Copy to:
                                   --------

                           Charles J. Johnson, Esq.
                   Hill & Barlow, a Professional Corporation
                            One International Place
                          Boston, Massachusetts 02110
                                (617) 428-3061


                        CALCULATION OF REGISTRATION FEE


                                              Proposed maximum        Proposed maximum
Title of securities      Amount to be         offering price          Aggregate offering     Amount of
to be registered         Registered(1)        per share(2)            Price(2)               registration fee
----------------         -------------        ------------            --------               ----------------
Common Stock,                 200,000(3)            $2.19(4)                 $438,000               $109.50
$0.001 par value
=============================================================================================================

(1) The shares being registered represent an incremental number of shares that may be purchased.
(2)  Estimated solely for the purpose of computing the registration fee.
(3) If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.
(4) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457, on the basis of the average of the high and low prices of Viisage Technology, Inc.'s Common Stock as reported on the Nasdaq National Market on July 12, 2001.

                                    Part II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

         The documents listed below are incorporated by reference herein:
(a) the Annual Report on Form 10-K of Viisage Technology, Inc. for the year ended December 31, 2000; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended April 1, 2001; (c) the description of the Company's capital stock contained in its Registration Statement under Section 12(g) of the Securities Exchange Act of 1934 on Form 8-A, filed on October 15, 1996, including any amendment or report filed for the purpose of updating such description. All reports and other documents filed by the Company after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such report or document.

Item 4. Description of Securities.
        ------------------------- -

Not applicable.

Item 5. Interests of named experts and counsel.
        --------------------------------------

        The legality of the Common Stock being offered by this Registration Statement will be passed upon by Hill & Barlow, P.C., (the "Firm"), One International Place, Boston, Massachusetts 02110. Charles J. Johnson, a member of the Firm is the Secretary and a former director of the Company. Mr. Johnson owns 66,745 shares of Common Stock and has options to purchase 41,329 shares of the Company's Common Stock.

Item 6. Indemnification of Directors and Officers.
        -----------------------------------------

         Section 145 of the General Corporation Law of the State of Delaware provides for indemnification of officers and directors subject to certain limitations. The general effect of such law is to empower a corporation to indemnify any of its officers and directors against certain expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with certain actions, suits or proceedings (threatened, pending or completed) if the person to be indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal actions or proceedings, if he had no reasonable cause to believe his conduct was unlawful. The Company's By-laws provide that it shall indemnify its officers, directors, employees and agents to the extent permitted by law.
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         The Company maintains insurance under which the insurers will reimburse the Company for amounts which it has paid to its directors, officers and certain other employees by way of indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities which are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

Not Applicable.

Item 8.  Exhibits.
         --------

See Exhibits Index.

Item 9. Undertakings.
        ------------

        A.  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

            (3) To remove from registration by means of a post-effective registration amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized in the town of Littleton in the Commonwealth of Massachusetts on July 13, 2001.


                                       VIISAGE TECHNOLOGY, INC.



                                       By: /s/ Thomas J. Colatosti
                                           -------------------------------------
                                           Thomas J. Colatosti
                                           President and Chief Executive Officer
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                                 EXHIBIT INDEX


Exhibit       Title                                       Method of Filing
-------       -----                                       ----------------
 4.1          Restated Certificate of Incorporation       Filed as an exhibit to the Registrant's Form S-1
              of Viisage Technology, Inc.                 Registration Statement dated November 4, 1996
                                                          (File No. 333-10649).

 4.4          By-laws                                     Filed as an exhibit to the Registrant's Form S-1
                                                          Registration Statement dated November 4, 1996
                                                          (File No. 333-10649).

 5            Opinion of Hill & Barlow, P.C. as to        Filed herewith.
              the legality of the shares being
              registered.

23.1          Consent of BDO Seidman, LLP                 Filed herewith.

23.2          Consent of Arthur Andersen LLP              Filed herewith.

23.3          Consent of Hill & Barlow, P.C.
              (included in Exhibit 5.1)

24            Power of Attorney                           Filed herewith.

99            Viisage Technology, Inc. 1997 Amended       Filed herewith.
              Employee Stock Purchase Plan
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